Exhibit 10.28

AMENDMENT NO. 3

TO

SENIOR SECURED CONVERTIBLE NOTE

This AMENDMENT NO. 3 (this “Amendment”) to that certain Senior Secured Convertible Note issued by SurgePays, Inc., a Nevada corporation (the “Company”) to Funicular Funds, LP, a Delaware limited partnership (the “Holder”), is entered into by and between the Company and Funicular, effective as March 26, 2026.

RECITALS:

WHEREAS, the Company issued to the Holder that certain Senior Secured Convertible Note with an original issuance date of May 12, 2025, and in the original principal amount of $6,999,999 (as amended by those amendments dated January 20, 2026, and January 31, 2026, the “Note”).

WHEREAS, the Company and the Holder desire to amend the Note on the terms set forth herein.

WHEREAS, capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to such terms in the Note.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the recitals set forth above, and the covenants set forth herein, the parties agree that the Note is hereby amended as follows:

1.	Amendments to the Note.

a.	The first paragraph of the Note is hereby amended and restated in its entirety as follows:

FOR VALUE RECEIVED, SurgePays, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of Funicular Funds, LP, a Delaware limited partnership, or its registered assigns (“Holder”) the amount set forth above as the Original Principal Amount (as reduced or increased pursuant to the terms hereof pursuant to additional funding, redemption, conversion or otherwise, including PIK Interest (as defined below), the “Principal”) when due, whether upon the Maturity Date, or upon acceleration, redemption or otherwise (in each case in accordance with the terms hereof) from the date set forth above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or upon acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).

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Funicular Funds, LP shall fund an additional $500,000 to the Company by March 30, 2026, and the Principal of this Note shall be increased at the time of funding by such additional amount funded to the Company. The Principal of this Note shall be further increased at the time of funding of any additional amount mutually agreed between Holder and Company.

b.	Section 31(s) of the Note is hereby amended and restated in its entirety as follows:

“Maturity Date” shall mean November 12, 2027.

c.	A new Section 32 is hereby added to the Note as follows:

32. SHAREHOLDER APPROVAL; PROHIBITION ON ISSUANCE. “Shareholder Approval” means the approval of a sufficient amount of holders of the Company’s Common Stock to satisfy the shareholder approval requirements for such action as provided in Nasdaq Rule 5635(d), to issue a number of Conversion Shares that would be in excess of the number of shares of Common Stock that, if aggregated with all other securities that are required to be aggregated for purposes of Rule 5635(d), would equal 19.99% of the shares of Common Stock outstanding as of the earlier of the date of this Note or the date of the definitive agreement with respect to the first of such aggregated transactions (the “Exchange Cap”), subject to appropriate adjustment for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock). The Company shall hold a special meeting of shareholders on or before the Mandatory Date (as defined herein) for the purpose of obtaining Shareholder Approval, with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. The “Mandatory Date” shall mean July 17, 2026. The Company shall be required to obtain such Shareholder Approval and cause such Shareholder Approval to become effective pursuant to the rules promulgated under the 1934 Act by the Mandatory Date. If the Company does not obtain Shareholder Approval at the first meeting, the Company shall call a meeting as often as possible thereafter to seek Shareholder Approval until the Shareholder Approval is obtained. Until the Shareholder Approval becomes effective pursuant to the rules promulgated under the 1934 Act, the Company shall not hold any meeting of its shareholders unless the Company also includes a proposal for obtaining the Shareholder Approval in such meeting. Until the Shareholder Approval becomes effective pursuant to the rules promulgated under the 1934 Act, the Holder shall not be issued in the aggregate, pursuant to Transaction Documents, shares of Common Stock in an amount greater than the Exchange Cap.

2. Continued Validity. Except as otherwise expressly stated in this Amendment, all other terms and provisions of the Note shall remain in full force and effect, without amendment or modification.

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3. Entire Agreement. This Amendment, together with the Note and any other documents referenced therein, represents the entire agreement of the parties to the Amendment and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter herein.

4. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

5. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

HOLDER:

Funicular Funds, LP

By:	/s/ Jacob Ma-Weaver
Name:	Jacob Ma-Weaver
Title:	Managing Member of the General Partner

COMPANY:
SurgePays, Inc.

By:	/s/ Kevin Brian Cox
Name:	Kevin Brian Cox
Title:	Chief Executive Officer

Signature Page to Amendment No. 3